Exhibit 5.1

April 22, 2019

Seanergy Maritime Holdings Corp.

16 Grigoriou Lambraki Street

166 74 Glyfada

Athens, Greece

Re: Seanergy Maritime Holdings Corp.

Ladies and Gentlemen:

We have acted as counsel to Seanergy Maritime Holdings Corp. (the “Company”) in connection with the Company’s registration statement on Form F-1 (File No. 333-221058) (such registration statement as amended or supplemented from time to time, the “Registration Statement”), as originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 20, 2017, as thereafter amended and supplemented, relating to the registration under the U.S. Securities Act of 1933, as amended, of (x) 3,685,500 units (the “Units”) of the Company, each unit consisting of (i) one common share, par value $0.0001 per share (“Common Share”) of the Company or one prefunded warrant to purchase a Common Share (“Pre-Funded Common Stock Purchase Warrant”), (ii) one Class B warrant to purchase one Common Share (“Class B Warrant”) and (iii) one Class C warrant to purchase one Common Share (“Class C Warrant”); and (y) a representative’s warrant to purchase common shares (the “Representative’s Warrant” and, together with the Pre-Funded Common Stock Purchase Warrant, the Class B Warrants and the Class C Warrants, the “Warrants”). The Company’s Common Shares underlying the Warrants are referred to as the “Warrant Shares.”

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company included in the Registration Statement (the “Prospectus”); (iii) the form of Pre-Funded Common Stock Purchase Warrant, to be entered into by the Company; (iv) the form of Class B Warrant to be entered into by the Company; (v) the form of Class C Warrant to be entered into by the Company; (vi) the form of Representative’s Warrant to be entered by the Company; and (vii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as

Seanergy Maritime Holdings Corp.

April 22, 2019

originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

With respect to the Warrants, we have assumed that, as of each and every time any of the Warrants are exercised, the Company will have a sufficient number of authorized and unissued Warrant Shares available for issuance under its Amended and Restated Articles of Incorporation. Further, we have assumed that, at or prior to the time of the delivery of any of the Warrant Shares, there will not have occurred any change in the law or the facts affecting the validity of the Warrant Shares.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that, under the laws of the Republic of the Marshall Islands:

(i)	the Units, Common Shares underlying the Units, Warrants and Warrant Shares have been duly authorized by the Company;

(ii)	the Common Shares underlying the Units, when issued, sold and paid for as contemplated in the Prospectus, will be validly issued, fully paid and non-assessable;

(iii)

assuming each of the Warrants is issued and delivered as contemplated in the Prospectus, the relevant Warrant Shares, when issued and delivered against payment therefor upon the exercise of such Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable; and

(iv)

when the Units and Warrants are issued and delivered as contemplated in the Prospectus, the Units and Warrants will constitute valid and legally binding obligations of the Company in accordance with their terms, except as the enforcement thereof (i) may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, fraudulent obligation, moratorium or other similar laws affecting generally the enforceability of creditors’ rights and remedies or the collection of debtor’s obligations from time to time in effect, and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including the application of principles of good faith, fair dealing, course of dealing, course of performance, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles, or other law relating to or affecting creditors’ rights generally and general principles of equity.

This opinion is limited to the laws of the State of New York and the Republic of the Marshall Islands as in effect on the date hereof.

Seanergy Maritime Holdings Corp.

April 22, 2019

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP